Exhibit 10.16
XPO LOGISTICS EUROPE
115-123, avenue Charles de Gaulle
92200 Neuilly-sur -seine
xpo.com
Private & Confidential
Karlis Kirsis
18 Fournier St
London
E1 6QE
Neuilly-sur-Seine
9 July, 2021
Ref: XPO Logistics Europe Offer Letter – Chief Legal Officer
Dear Karlis,
As you know, XPO is planning to spin-off 100% of its logistics segment (“GXO”) as a separate publicly traded company (the “Spinoff”). Subject to and contingent on the occurrence of the Spinoff and your acceptance of this opportunity, you will hold the position of Chief Legal Officer of GXO as of the effective date of the Spinoff. If the Spinoff does not occur, you will remain in your existing role of Senior Vice President and European Chief Legal Officer, subject to your existing terms and conditions of employment with XPO Logistics, Inc. (the "Contract") and the terms of the assignment letter between XPO Logistics, Inc. and yourself dated 25 January 2021 (the "Assignment Letter"), and you will have no entitlement to receive any remuneration or benefits referred to in this letter or the attached Service Agreement.
This offer letter contains a summary of the key terms of such employment. The full terms of the offer are set forth in a service agreement between XPO Supply Chain UK Limited (“the Employer”) and you (the "Service Agreement") (a copy of which is attached to this offer letter), the terms of which you agree to enter into in consideration of the benefits set out in this offer letter and which will supersede the terms of the Contract and the Assignment Letter. For the avoidance of doubt, if you do not return a signed copy of both this offer letter and the Service Agreement within seven days of the same being sent to you, then this offer and the terms of the Service Agreement will lapse except as otherwise mutually agreed between the parties.
The key terms of your offer are as follows (“Company” refers to GXO):
•Your initial annual base salary (ABS) will be £310,000 per annum, gross of any statutory deductions. Your base salary will be reviewed from time to time as part of the Employer’s annual merit salary review process.
•Your position will initially be located in the Company’s London office – 8th Floor, Gridiron Building, One Pancras Square, London, N1C 4AG. You will be required to travel both within the United Kingdom and Ireland and other territories in which the Company operates.
•Details of your entitlement to termination notice will be included in your Service Agreement.
•Annual Incentive: You will be eligible to participate in the Company's Annual Incentive Plan (“AIP”), subject to the terms and conditions of the AIP as may be in effect from time to time. Your target incentive will initially be 100% of your base salary. You will have the opportunity to earn 0% to 200% of your target incentive based on the aggregate level of achievement of the performance goals outlined in the applicable incentive plan.
Performance goals under the AIP will be determined annually by the Compensation Committee of the Company’s Board of Directors (the "Compensation Committee") or its delegate in its sole

XPO LOGISTICS EUROPE
115-123, avenue Charles de Gaulle
92200 Neuilly-sur -seine
xpo.com
discretion. The Compensation Committee shall have discretion to amend such goals as it sees fit.
Your AIP award will not be pro-rated for the year in which the Spinoff takes place.
You have no contractual entitlement to an AIP award. The AIP is discretionary and may be modified or withdrawn at the Company's sole discretion.
•Confidential information Protection Agreement ("CIPA"): The terms of your existing CIPA with XPO dated 18 July, 2016 will remain in full force and effect notwithstanding: (i) the Spinoff; (ii) your entry into this offer letter; or (iii) your entry into the Service Agreement.
•Incentive Grant: Following your entry into this letter agreement, you will be awarded an initial long-term stock incentive award (the “Incentive Grant”) which will be granted in the form of 20,000 stock options relating to XPO common stock and will vest in increments over five years following the grant date, subject to: (i) the occurrence of the Spinoff by March 31, 2022 and (ii) your continuous employment with the Company through the fifth anniversary of the grant date; if either of these vesting conditions is not satisfied, then any unvested portion of the Incentive Grant shall be forfeited. The Incentive Grant is contingent upon written approval of the same from the Compensation Committee or its delegate and will be subject to the applicable terms and conditions set forth in XPO’s 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and the applicable award agreement. In connection with the Spinoff, it is expected that the Incentive Grant will be converted into an award relating to GXO common stock.
•Long-term Incentive: You will be eligible for a long-term incentive award for the 2021 performance year with a target value of $350,000, 50% ($175,000) of which will be awarded in performance-based restricted stock units and 50% ($175,000) of which will be awarded in time-based restricted stock units, subject to the terms of and conditions set forth in the Omnibus Plan and the applicable award agreement. Any such award, including your eligibility for the same, will be contingent upon the approval of, and subject to the sole discretion of, the Compensation Committee or its delegate.  If approved, these awards will be granted to you following the end of the 2021 performance year, subject to your continued employment on the applicable grant dates. For performance years after 2021, the grant date value of any annual long-term incentive awards to be granted to you will be determined by the Compensation Committee or its delegate, in its discretion.
•Your eligibility for, as well as the amount or components of payment of, any annual and/ or long-term incentive awards will be reflective of your individual performance and contributions, the Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit as determined by the Company or the Compensation Committee in its or their sole discretion. You expressly acknowledge and agree that any annual and long-term incentives are subject to change at the sole discretion of the Company
For the avoidance of any doubt, in the event that, as at the payment or vesting date in respect of all or any part of any incentive awarded to you in accordance with the terms of this letter, you are no longer employed by the Company, or you are otherwise under notice of termination of employment (excluding non-fault termination), you shall have no entitlement in respect of such award.

XPO LOGISTICS EUROPE
115-123, avenue Charles de Gaulle
92200 Neuilly-sur -seine
xpo.com
•You will be eligible to participate in the Company car arrangements applicable to your grade at the Employer. As a reference, a car allowance is currently set at £863.33/month for your grade. Further details will be provided through your Service Agreement.
•You will be covered by the Company’s personal accident and travel insurance scheme. These are insured benefits and are subject to restrictions imposed by the insurers.
•Other terms and conditions will be outlined in your Service Agreement (i.e., healthcare insurance for you and your family and pension arrangements).
•Your position with the Company and the terms of your employment may result in your inclusion in the Company’s public filings with the Securities and Exchange Commission (SEC), in accordance with US regulatory requirements. Your inclusion in the Company’s SEC filings could result in the public disclosure of your personal information including your employment terms and conditions and compensation arrangements, required compliance with additional insider trading regulations and regular filing of public disclosure documents related to your employment and compensation. Your acceptance of this offer acknowledges your understanding of and consent to these filings.
•In the event of any inconsistency between the terms of this offer letter and the terms and conditions of any compensation or incentive plan, rules, award, or other agreement referred to herein (together, "Plan Documents"), then the terms of the relevant Plan Documents will prevail. In the event of any inconsistency between the terms of this offer letter and the Service Agreement, then the terms of the Service Agreement will prevail.
•In connection with the commencement of your employment under the Service Agreement, you will be provided with a term sheet which will illustrate your potential compensation should the Spinoff proceed. The term sheet is for illustrative purposes only and will be subject to the terms of the Plan Documents and the Service Agreement, the terms of which shall prevail over the term sheet.
I am sending an electronic copy of this letter. Please sign and return a copy for acceptance.
I trust the above details outline the position satisfactorily. However, should you have any questions please do not hesitate to contact me. I look forward to receiving your signed acceptance.
Yours sincerely,

/s/ Josephine Berisha

Josephine Berisha
Chief Human Resources Officer
On behalf of XPO Logistics Europe

I hereby accept the offer of employment as detailed in the above offer letter

Signed:	/s/ Karlis P. Kirsis	Date	July 13, 2021
Karlis Kirsis